Exhibit 10.3

NOTE CONVERSION AGREEMENT

THIS NOTE CONVERSION AGREEMENT (the “Agreement”), effective as of this 7th day of June, 2024 (the “Effective Date”), is entered into by and between Enservco Corporation, a Delaware corporation (the “Company”) and Cross River Partners, LP, a Delaware limited liability company (the “Noteholder”).

RECITALS

A.	The Noteholder is the holder of those certain convertible promissory notes of the Company identified on Schedule A (each a “Note” and collectively the “Notes”);

B.

The Noteholder and the Company desire to 1) amend the conversion price of the Notes as provided herein and 2) convert such Notes as of the Effective Date into shares of capital stock of the Company as provided herein.

AGREEMENT

The parties hereby agree as follows:

ARTICLE 1
CONVERSION

1.1    Amendment of Conversion Price. The Noteholder and the Company hereby irrevocably agree that, subject to the terms and conditions hereof, the Conversion Price of the Notes as of the Effective Date shall be amended to $0.2719 per share.

1.2    Conversion. The Noteholder hereby irrevocably converts the principal of the Notes and any due but unpaid interest of the Notes into 8,311,517 shares of the Company’s common stock at a conversion price of $0.2719 per share (the “Conversion”). Upon the effectuation of the Conversion, the Amount Due under the Notes shall be deemed converted as contemplated herein, and the Noteholder shall no longer have any rights with respect to the Notes, other than the right to receive the shares of common stock pursuant to the Conversion, and the Company shall be released from all obligations and liabilities under the Notes with regards to the Amount Due. The shares of common stock issued to the Noteholder pursuant to this Agreement shall be referred to herein collectively as the “Shares”.

1.3    Transaction Documents. Concurrently with and as a condition to the execution and delivery of this Agreement, the Noteholder shall deliver to the Company executed copies of any and all documents and agreements required to be signed by other stockholders of the Company.

1.4    Surrender of Notes. Upon the Conversion, Noteholder shall promptly surrender any and all agreements or instruments evidencing the Notes to Borrower for cancellation.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1    Noteholder Representations and Warranties. The Noteholder hereby represents, warrants, and covenants to the Company that (i) the execution, delivery, and performance of this Agreement and all other documents executed and/or delivered in connection herewith have been authorized by all requisite action on the part of Noteholder and will not violate the organizational or governing documents of Noteholder; and (ii) no consent, approval, authorization, or order of any court, governmental agency, or body having jurisdiction over Noteholder or of any other person is required for the execution by Noteholder of this Agreement or compliance and performance by Noteholder of its obligations hereunder.

2.2     Company Representations and Warranties. The Company hereby represents, warrants, and covenants to the Noteholder that (i) the execution, delivery, and performance of this Agreement and all other documents executed and/or delivered in connection herewith have been authorized by all requisite action on the part of the Company and will not violate the organizational or governing documents of the Company; (ii) no consent, approval, authorization, or order of any court, governmental agency, or body having jurisdiction over the Company or of any other person is required for the execution by the Company of this Agreement or compliance and performance by the Company of its obligations hereunder; (iii) the Shares have been duly authorized (and reserved, as applicable) for issuance and sale and, when issued and paid for, will be validly issued, fully paid, and non-assessable; and (iv) no approval of the stockholders of the Company, under the rules and regulations of the U.S. Securities Exchange Commission or any other applicable law, is required for the Company to issue and deliver to Noteholder the Shares.

ARTICLE 3
MISCELLANEOUS

3.1    Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

3.2    Applicable Law. This Agreement and the rights and obligations hereunder of each of the parties hereto shall be governed by, and interpreted and determined in accordance with, the law of the State of Delaware without giving effect to conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3.3    Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Delaware or of the United States of America sitting in the District of Delaware and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

3.4    Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of each of the Company, the Noteholder, and their respective successors and assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party.

3.5    Counterparts; Transmission. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. The execution and delivery of this Agreement by facsimile or electronic transmission (including the delivery of documents in .pdf format) shall constitute execution and delivery for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

3.6    Entire Agreement; Amendments. This Agreement, and all other instruments, documents, and agreements executed and delivered in connection herewith and therewith, embody the final entire agreement between the Company and the Noteholder and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating hereto or thereto, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties. There are no unwritten oral agreements among the parties. This Agreement may only be amended in a writing signed by both parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by them, or on their behalf by their duly authorized representatives, as of the Effective Date.

COMPANY:

ENSERVCO CORPORATION

By: /s/ Mark Patterson

Name:         Mark Patterson

Title: Chief Financial Officer

NOTEHOLDER:

CROSS RIVER PARTNERS, LP

By: /s/ Richard Murphy

Name: Richard Murphy

Title: Managing Partner

SCHEDULE A

Convertible Promissory Notes

Issuance Date	Principal Amount	Amount Due as of the Effective Date
November 3, 2022	$1,200,000	$1,222,356.16
September 11, 2023	$1,000,000	$1,037,567.12